UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 10 , 2011

Commission File Number:  00025940

Glowpoint, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
770312442
(IRS Employer Identification No.)

430 Mountain Avenue, Suite 301, Murray Hill, New Jersey, 07974
(Address of principal executive offices)

973-855-3411
(Registrant's Telephone number)

225 Long Avenue, Hillside, NJ 07205
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On January 10, 2011, Glowpoint, Inc. (the "Company") filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the "Certificate of Amendment"), effecting a reverse stock split of the Company's common stock, par value $0.0001 per share, at a ratio of one-for-four. The reverse stock split will be effective on January 14, 2011. The Company's stockholders approved the Certificate of Amendment on June 17, 2010, and the Company's Board of Directors authorized the implementation of the reverse stock split on December 17, 2010.

As a result of the reverse stock split, every four shares of the Company's issued and outstanding common stock will be combined into one share of common stock. Any fractional shares resulting from the reverse stock split will be paid in cash to the stockholder. The reverse stock split will reduce the number of the Company's outstanding shares of common stock from 85,014,416 to approximately 21.3 million shares.

The foregoing description of the Certificate of Amendment does not purport to be complete and is qualified in its entirety by reference to the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01 Other Events.

On January 12, 2011, the Company issued a press release announcing the reverse stock split. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glowpoint, Inc.

Date:   January 13, 2011
By:	/s/ John R. McGovern

Name: John R. McGovern
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation
EX-99.1	Press Release, dated January 12, 2011